Exhibit 21.1

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

	WHERE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION

Acumedia Manufacturer’s, Inc.	Michigan	100%

Centrus International, Inc.	Delaware	100%

Ideal Instruments, Inc.	Michigan	100%

Neogen Acquisition Corporation	Michigan	100%

Neogen Europe Limited	Scotland, United Kingdom	100%

Hacco, Inc.	Michigan	100%

Hess & Clark, Inc.	Michigan	100%

Neogen Properties, LLC	Michigan	100%

Neogen Properties, LLC II	Michigan	100%

Neogen Properties, LLC III	Michigan	100%

Neogen Properties, LLC IV	Michigan	100%

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.